UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                           NOTIFICATION OF LATE FILING

                                                       SEC File Number 000-12870
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CUSIP Number
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(Check One)             Form 10-K          Form 20-F         Form 11-K
                     X  Form 10-Q          Form N-SAR        Form N-CSR
                    --
For Period Ended:          30        September 2004
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[  ]     Transition report on Form 10-K
[  ]     Transition report on Form 20-F
[  ]     Transition report on Form 11-K
[  ]     Transition report on Form 10-Q
[  ]     Transition report on Form N-SAR
For the Transition Period Ended:
                                 -----------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:



PART I - REGISTRANT INFORMATION

First Chester County Corporation
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Full Name of Registrant

9 North High Street
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Address and Principal Executive Office (Street and Number)

West Chester, Pennsylvania,  19380
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to rule 12b-25(b), the following should be completed. (Check box if appropriate) X
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(a) The reasons  described in  reasonable  detail in part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-K, form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached and marked as Exhibit A.

PART III - NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Due to unexpected delays in the review process, the Registrant was unable to file its Quarterly Report on Form 10-Q by the filing deadline. Due to these delays, the Report was filed shortly after the 5:30 p.m. cut-off for filings to be deemed made on such date and thus was deemed to have been filed on November 16, 2004.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

Benjamin Marsho   (484)    881-4332
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(Name)                     (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceeding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

   X  Yes       No
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(3) Is it anticipated that any significant  change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes    X  No
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                        First Chester County Corporation
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 16, 2004                  By: /S/  J. Duncan Smith
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                                                      J. Duncan Smith
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                                                           Name


                                            Treasurer (Principal Accounting &
                                                       Financial Officer)
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                                                           Title